Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors	Media
EVC Group	EVC Group
Dahlia Bailey	Chris Gale
(415) 896-5862	(646) 201-5431

DARA BIOSCIENCES PLANS TO RESTATE FINANCIAL STATEMENTS FOR THE QUARTER ENDED

MARCH 31, 2008 TO REFLECT INCREASED VALUATION OF INVESTMENT

RALEIGH, N.C., August 14, 2008 — DARA BioSciences, Inc. (NASDAQ: DARA) reported today that it expects to restate its financial statements for the quarter ended March 31, 2008, to reflect the reclassification of certain shares representing an investment as available-for-sale. As a result of this reclassification these shares will be valued at fair value at the balance sheet date, instead of at cost. The restatement is expected to increase the value of these shares as reflected on the balance sheet as of March 31, 2008, by approximately $2,196,000, and also add other accumulated comprehensive income to the balance sheet in the same amount. The restatement is not expected to have an impact on any other balance sheet or income statement items.

The company’s previously reported financial statements for the quarter ended March 31, 2008 should no longer be relied upon. As soon as practicable, the company will amend its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, previously filed with the Securities and Exchange Commission to reflect the expected restatement.

About DARA BioSciences, Inc.

DARA BioSciences™, Inc. (“DARA”) is a Raleigh, North Carolina-based development-stage pharmaceutical company that acquires and develops promising drug candidates. DARA focuses its therapeutic development efforts on small molecules from late preclinical development through phase 2 clinical trials. DARA has a portfolio of drug candidates for neuropathic pain, type 2 diabetes, and psoriasis. For more information please contact the Company at 919-872-5578 or visit our web site at www.darabio.com.

6